Exhibit 7.9

LTAC SPV I, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 21, 2008

INTERESTS IN THE COMPANY MAY ONLY BE SOLD, TRANSFERRED,
PLEDGED OR HYPOTHECATED SUBJECT TO THE LIMITATIONS AND
RESTRICTIONS SET FORTH HEREIN AND ONLY IN COMPLIANCE
WITH ALL APPLICABLE SECURITIES LAWS
.

LTAC SPV I, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Section 14.8	Counterparts	22
Section 14.9	No Third Party Beneficiaries	22

LTAC SPV I, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT of LTAC SPV I, LLC, dated as of February 21, 2008, by Vega Energy GP, LLC, a Delaware limited liability company, and Common Sense Special Opportunity, LP, a Delaware limited liability company ("Common Sense").  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article II.

WHEREAS, the Company was formed as a Delaware limited liability company upon the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware on February 20, 2008;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
FORMATION OF THE COMPANY

Section 1.1     Formation of the Company.  The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of the State of Delaware on February 20, 2008.  The Managing Member shall make all filings, recordings and publications and do all such other acts as the Managing Member may determine to be necessary or appropriate for compliance with all requirements applicable to the operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Managing Member may determine that the Company shall conduct business.  Each Member admitted to the Company by the Managing Member shall promptly execute all relevant certificates and other documents as the Managing Member shall request.  Each Member shall provide such information regarding the Member and its affiliates as the Managing Member may reasonably determine to be necessary or appropriate in connection with (i) any filings with the Securities and Exchange Commission or any Canadian securities regulator, including filings on Schedule 13D or in connection with the proxy rules, (ii) any filings in connection with obtaining any approvals under antitrust or similar laws, and (iii) the performance of the Managing Member's duties under this Agreement.

Section 1.2     Name.  The name of the Company is "LTAC SPV I, LLC."  The Managing Member may from time to time change the Company's name upon prior written notice to the other Members.

Section 1.3     Business of the Company.  The purpose and business of the Company shall be to purchase, acquire, buy, sell, own, trade in, hold and otherwise deal, directly or indirectly, in Portfolio Company Securities.  Subject to the terms and conditions of this Agreement, the Company may enter into, make and perform such contracts and other undertakings, and may engage in such activities and transactions, as the Managing Member, in its sole discretion, may deem necessary or advisable to the carrying out of the foregoing businesses of the Company.

Section 1.4     Location of Principal Office of the Company.  The principal place of business of the Company shall be 1700 Broadway, 38th Floor, New York, NY 10019, or such other place as the Managing Member shall select.  The Managing Member may change the location of the principal place of business of the Company by notice to the other Members.

Section 1.5     Registered Agent.  The registered agent and office of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or such other registered agent and registered office as the Managing Member may designate from time to time.

Section 1.6     Term.  The term of the Company commenced upon the filing of the Certificate with the Secretary of State of the State of Delaware on February 20, 2008, and the Company shall remain in existence until terminated in accordance with Article X.

ARTICLE II
DEFINITIONS

"Act" means the Delaware Limited Liability Company Act, Chapter 434 of Title 6 of the Delaware Code, 6 Del. Code §18-101 et seq., as amended from time to time (or any succeeding law).

"Adjusted Capital Account Balance" means, at any time with respect to the Capital Account of any Member, the balance of such Capital Account at such time increased by the sum of (a) the amount of such Member's share of partnership minimum gain (as defined in Regulation §1.704-2(g)(1) and (3)) and (b) the amount of such Member's share of partner nonrecourse debt minimum gain (as defined in Regulation §1.704-2(i)(5)) and decreased by reasonably expected adjustments, allocations and distributions described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

"Agreement" means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

"Assignees" has the meaning set forth in Section 9.2(d).

"Business Day" means any day on which commercial banks in New York, New York are open for business.

"Capital Account" means, with respect to each Member, the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended.  Subject to the preceding sentence, each Member's Capital Account initial balance shall equal the amount of cash initially contributed by such Member to the Company.  Throughout the term of the Company, each Member's Capital Account will be (i) increased by the amount of (A) income and gains of the Company allocated to such Member pursuant to Article IV and (B) the amount of any cash subsequently contributed by such Member to the Company, and (ii) decreased by the amount of (A) losses and deductions of the Company allocated to such Member pursuant to Article IV and (B) the amount of cash and the

Distribution Value of any other property distributed to such Member by the Company pursuant to Article V or Article X.

"Capital Contribution" means a contribution to the capital of the Company.

"Certificate" means the certificate of formation of LTAC SPV I, LLC, filed with the Secretary of State of the State of Delaware on February 20, 2008, as amended, modified or supplemented from time to time.

"Code" means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

"Common Sense" has the meaning set forth in the introductory paragraph.

"Company" means the limited liability company formed pursuant to the filing of the Certificate and governed by the terms of this Agreement.

"Distribution Value" means the Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to).

"Event of Withdrawal" has the meaning set forth in Section 10.2(a)(i).

"Fiscal Year" has the meaning set forth in Section 6.3.

"Indemnified Party" has the meaning set forth in Section 8.6.

"Interest" means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, such Member's interest in the capital, profits and losses of, and in any distributions from, the Company.

"IRS Notice" has the meaning set forth in Section 9.6.

"LEP" has the meaning set forth in Section 8.8(c).

"Liquidator" has the meaning set forth in Section 10.2(b).

"Losses" has the meaning set forth in Section 8.6.

"Managing Member" means Vega Energy GP, LLC.

"Member" means each Person identified on Schedule A hereto as a Member, each Person admitted as a Substituted Member pursuant to Article IX, and, with respect to those provisions of this Agreement concerning a Member's rights to receive a share of profits or other distributions as well as the return of a Member's Capital Contribution, any Transferee of a Member's Interest (except that a Transferee who is not admitted as a Substituted Member shall have only those rights specified by the Act that are consistent with the terms of this Agreement).

"Net Income" and "Net Loss", respectively, of the Company for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes, which computation shall be determined in accordance with Section 4.3), (i) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (ii) if any Company asset is distributed in kind to a Member, the difference between its fair market value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

"Person" means any individual, partnership, limited liability company, association, corporation, trust or other entity.

"Portfolio Company Securities" means the common stock of TransAlta Corporation, a Canadian corporation, and/or such other securities that the Members may mutually agree upon.

"Regulation" means a Treasury Regulation promulgated under the Code.

"Safe Harbor" has the meaning set forth in Section 9.6.

"Substituted Member" means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article IX.

"Tax Matters Partner" has the meaning set forth in Section 8.4.

"Transfer," "Transferee" and "Transferor" have the respective meanings set forth in Section 9.1.

"Value" of any asset or liability of the Company as of any date means, with respect to any asset or liability of the Company, the fair market value of such asset or liability as of such date as reasonably determined by the Managing Member; provided, however, securities (other than options on securities, options on indices of securities and exchange-traded options on currencies) for which market quotations are readily available will be valued at the last or closing price or, if there is no closing price, then the mid-point of the bid price and offer price, determined in each case as from standard sources of financial information such as the Bloomberg service, Reuters or IDC.

"Void Transfer" has the meaning set forth in Section 9.1.

"Withdrawing Member" has the meaning set forth in Section 9.2(d).

ARTICLE III
CAPITAL CONTRIBUTIONS

Section 3.1     Capital Contributions.  On or before the date hereof, each of the Members has made Capital Contributions to the Company in the amounts set forth on Schedule

A hereto.  No Member shall at any time be required, and no Member shall have any right, to make any additional Capital Contributions, except as may be required by law, as permitted by the Managing Member, or as otherwise specified in this Agreement.  All Capital Contributions shall be in cash, except as permitted by the Managing Member.

Section 3.2     No Interest Paid on Capital Contribution(s).  No Member shall be entitled to interest on or with respect to such Member's Capital Contribution(s).

Section 3.3     Withdrawal and Return of Capital Contributions.  Except as provided in this Agreement or unless otherwise agreed upon by the members, no Member shall be entitled to withdraw any part of such Member's Capital Contribution(s) or receive any distributions from the Company until the earlier of (i) sale of all or substantially all of the Portfolio Company Securities, or (ii) 30 months after the date of this Agreement in either case, upon 60 days prior written notice to Managing Member.

ARTICLE IV
ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1     Allocation of Net Income and Net Loss.  The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes, not to elect for the Company to be treated as an association taxable as a corporation and to file all tax returns accordingly.  Except as provided in Section 4.2, the Company's Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year or other period shall be allocated among the Members  so that, after giving effect to such allocations, the Capital Account of each Member equals the amount that would be distributed to such Member if (a) all of the Company's assets were sold as of the last day of such Fiscal Year or such other period, (b) the Company were liquidated and (c) the proceeds were distributed in accordance with the provisions of Section 10.3 at the end of such Fiscal Year or such other period.

Section 4.2     Other Allocation Provisions.

(a)     The Members intend that the allocations pursuant to Section 4.1 be equivalent to allocations that have or are deemed to have "substantial economic effect" within the meaning of Regulations §§ 1.704-1(b) and 1.704-2, and the Managing Member shall make such changes in the allocations pursuant to 0 as it determines reasonably necessary to meet the requirements of such Regulations.  The Managing Member shall have the authority to make subsequent allocations to reverse the effect of any allocations that are made pursuant to this Section 4.1 to comply with the Regulations.

(b)     Except to the extent otherwise required by the Code or the Regulations, if an Interest in the Company or any part thereof is Transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the Transferor and the Transferee in proportion to the number of days in such Fiscal Year that such Interest is held by each of them, except that, if they agree between themselves and so notify the Company within thirty days after such Transfer, then at their option and expense, (i) all items or (ii) all extraordinary items, including capital gains and losses, may be allocated to the Person who held such Interest on the date such items were realized or incurred by the Company.

Section 4.3     Allocations for Income Tax Purposes.  The income, gains, losses, deductions and credits of the Company for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items included in the computation of Net Income and Net Loss were allocated (after taking into account any reallocations) pursuant to Section 4.1 and Section 4.2, computing Net Income and Net Loss for this purpose as if the sale described in Section 4.1(a) were consummated at sales prices equal to such assets respective adjusted bases for Federal, state and local income tax purposes; provided that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company's books at a Value other than its tax basis shall be allocated in accordance with the requirements of Code section 704(c) and Regulation § 1.704-3.  Notwithstanding the foregoing, the Managing Member in its reasonable discretion shall make such allocations solely for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members, within the meaning of the Code and Regulations.

Section 4.4     Withholding.  To the extent that the Company is required to withhold and pay over any amounts to any governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution to that Member.  In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction and not against the Company (unless the Company has not yet paid such amounts over to such jurisdiction).  If any amount required to be withheld was not, in fact, actually withheld from one or more distributions, the Company may (i) require such Member to reimburse the Company for the corresponding withholding payments made by the Company or (ii) reduce any subsequent distributions to such Member by the amount of such withholding payments.  Each Member agrees to furnish the Company with such documentation as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.  Each Member will indemnify the Managing Member and the Company against any losses and liabilities (including interest and penalties) related to any withholding obligations with respect to allocations or distributions made to such Member by the Company.  At the request of any Member, the Company will use commercially reasonable efforts to take such action as is requested to minimize the amount that the Company is required to withhold with respect to such Member; provided that the foregoing shall not be deemed to prohibit the Company from making distributions.

ARTICLE V
DISTRIBUTIONS

Section 5.1     Distributions Generally.  Subject to the provisions of Section 5.2 and Section 5.3, the Company shall, at such times and in such amounts as determined by the Managing Member, in its sole discretion, make distributions to the Members, in cash, as follows:

(a)     first, 100% of all distributions shall be paid to the Members pro rata in accordance with their respective Capital Contributions until each Member has received cumulative distributions equal to its aggregate Capital Contributions; and

(b)     second, after the amounts provided for in Section 5.1(a) have been paid in full, any remaining balance of such distributions and any further distributions shall be paid as follows:  (i) 20% of such balance to the Managing Member and (ii) 80% of such balance to all of the Members pro rata in accordance with their respective Capital Contributions.

Section 5.2     Limitations on Distributions.

(a)     Notwithstanding anything herein to the contrary:

(i)     no distribution shall be made that would violate the Act;

(ii)     no distribution shall be made to any Member if, after giving effect to such distribution, such Member's Adjusted Capital Account Balance (computed without regard to reasonably expected adjustments, allocations and distributions described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5) and (6)) would be negative;

(iii)     no distribution shall be made that would violate the terms of any agreement or any other instrument to which the Company is a party; and

(iv)     except as otherwise agreed to in writing by the Members, no distributions pursuant to Section 5.1(b) shall be made until such time that all Portfolio Company Securities have been sold by the Company, except that the Managing Member shall have discretion to make distributions for dividends paid with respect to Portfolio Company Securities or other income earned by the Company and to permit Members to pay taxes on such dividends or other income earned by the Company.

(b)     In the event that, as a result of the application of Section 5.2(a), a distribution is not made, all amounts not distributed shall continue to be subject to all of the debts and obligations of the Company.  The Company shall make all such distributions as soon as such distributions are no longer prohibited pursuant to Section 5.2(a).

Section 5.3     Reserves.  The Managing Member shall be entitled to cause the Company to establish such reserves as it deems reasonably necessary for any contingent or unforeseen Company liabilities.

ARTICLE VI
BOOKS OF ACCOUNT; RECORDS
AND REPORTS; FISCAL YEAR

Section 6.1     Books and Records.

(a)     Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member.  The Company books and records shall be kept in a manner determined by the Managing Member.

(b)     The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives during reasonable business hours and at the sole cost and expense of the inspecting or examining Member upon reasonable notice to the Managing Member.  The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names and addresses of all Members.

Section 6.2     Reports.  Within 75 days after the end of each Fiscal Year or as soon thereafter as is reasonably possible, the Company shall prepare and deliver to each Person who was a Member at any time during such Fiscal Year a report setting forth in sufficient detail such information as shall enable such Person to prepare its Federal income tax returns in accordance with the laws, rules and regulations then prevailing.

Section 6.3     Fiscal Year.  The fiscal year of the Company (the "Fiscal Year") shall be the calendar year; provided that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

ARTICLE VII
POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1     Limitations.  Except as otherwise set forth in this Agreement, no Member other than the Managing Member shall (a) participate in the management or control of the Company's business, (b) transact any business for the Company or (c) have the power to act for or bind the Company, all of the foregoing powers being vested solely and exclusively in the Managing Member.

Section 7.2     Liability.  Except as otherwise provided by the Act and without limiting the express terms hereof, no Member shall be liable for the repayment, satisfaction or discharge of any liabilities of the Company in excess of the balance of such Member's Capital Account.  Without limiting the express terms hereof, no Member shall be personally liable for the return of any portion of the Capital Contribution(s) (or any profits thereon) of any other Member.

Section 7.3     Priority.  Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member as to Company property, allocations or distributions.

Section 7.4     Restriction on Acquisition.  Each Member other than the Managing Member agrees that neither it nor any of its controlled affiliates will, without the prior written consent of the Managing Member, purchase or acquire any economic interest in the Portfolio Company Securities except through the Company.

Section 7.5     No Limitation on Managing Member.  Each Member acknowledges that the Managing Member currently has a significant position in the Portfolio Company Securities and that nothing in this Agreement may restrict or prohibit the Managing Member from taking any action with respect to such Portfolio Company Securities, except as expressly set forth in this Agreement.

ARTICLE VIII
POWERS, RIGHTS AND DUTIES OF THE MANAGING MEMBER

Section 8.1     Authority, Power and Duties of the Managing Member

(a)     Subject to the limitations provided in this Agreement, the Managing Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company, including, without limitation, the power to carry out any and all of the objects and purposes of the Company set forth in Section 1.3 of this Agreement; to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto; to engage in such other lawful transactions with respect to the Portfolio Company Securities as the Managing Member may from time to time determine; and to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession (including voting, consent and similar rights) with respect to, the Portfolio Company Securities, other assets and funds held or owned by the Company.  The Managing Member may appoint, employ, or otherwise contract with persons for the transaction of the business of the Company or the performance of services for or on behalf of the Company, including without limitation the appointment or removal of officers and directors, as it shall determine in its sole discretion.

(b)     Any action taken by the Managing Member shall constitute the act of and be binding upon the Company.  In dealing with the Managing Member acting on behalf of the Company, no Person shall be required to inquire into the authority of the Managing Member to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

(c)     The Managing Member may appoint, employ, or otherwise contract with persons for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion.  The officers of the Company shall be elected, removed, have such titles and perform such functions, as determined by the Managing Member in its sole discretion.  The Managing Member may delegate to any officer of the Company or to any such other person such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate in its sole discretion.

Section 8.2     Company Funds.  Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person.  Company funds shall be used only for the business of the Company.

Section 8.3     Limits on Managing Member's Powers.  The Managing Member may not, without the written consent of or ratification of the specific act by all of the Members:

(a)     invest the assets of the Company other than in Portfolio Company Securities, cash and cash-equivalents and any currency hedge instruments;

(b)     incur indebtedness or take property subject to indebtedness;

(c)     possess or assign Company property other than for a Company purpose; or

(d)     knowingly perform any act that would subject any Member to liability as a general partner in any jurisdiction.

Section 8.4     Tax Matters Partner.  For purposes of Code section 6231(a)(7), the "Tax Matters Partner" shall be the Managing Member of the Company.  The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations.

Section 8.5     Exculpation; Modification of Duties.

(a)     No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.  The return of such Capital Contributions (or any return thereon) shall be made solely from the Company's assets.  No Member shall be required to pay to the Company or to any other Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise.  No Member shall have the right to demand or receive property other than cash for his or her Interest in the Company.

(b)     No Member nor any affiliate of any Member shall be liable, responsible or accountable in damages or otherwise to the Company or any other Member for any act or failure to act on behalf of the Company taken in good faith unless such loss resulted from such Person's fraud, bad faith, gross negligence or willful misconduct.  Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or any other Person, such Indemnified Party acting under this Agreement shall not be liable to the Company, any Member or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of an Indemnified Party otherwise existing at law or in equity, are agreed by the Company and each Member to replace such other duties and liabilities of such Indemnified Party.

Section 8.6     Exculpation and Indemnification of the Members.

(a)     To the fullest extent permitted by applicable law, the Company agrees that none of (i) the Members (including the Managing Member), any service providers, and the affiliates of any of them, (ii) the officers, directors, members, principals, shareholders, controlling persons, representatives, partners, managers, employees, agents, affiliates and assigns of any person in item (i) above, and (iii) any employee, officer and agent of the Company (each, an "Indemnified Party") shall be liable to the Company, or to any Member, for any loss, cost, expense, claims, judgment, damages, settlement cost, fee and related expenses (including attorneys' fees and expenses) ("Losses") arising from any act or omission performed or omitted by it in connection with this Agreement or the Company's business or affairs except for any such Losses determined by final judgment of a court of competent jurisdiction to have been primarily attributable to such Indemnified Party's (i) gross negligence (as determined in accordance with the laws of the State of Delaware), recklessness or willful misconduct or (ii) bad faith of such Indemnified Party.  Neither shall an Indemnified Party be liable to the Company, or to any Member, for any losses due to any act of any broker or agent of the Company; provided, that the selection, engagement or retention of such broker or agent by the Indemnified Party did not constitute gross negligence (as defined by the laws of the State of Delaware), recklessness, willful misconduct or bad faith on the part of the Indemnified Party.  An Indemnified Party may consult with counsel and accountants and will be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants; provided, that they were selected in accordance with the standard of care set forth above.

(b)     The Company (except as otherwise provided in this Agreement), out of its own assets and not out of the assets of any Member, shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Party against any Losses sustained by an Indemnified Party arising from any act or omission performed or omitted by it in connection with any matter arising out of or in connection with this Agreement or the Company's business or affairs, except for any such Losses determined by final judgment of a court of competent jurisdiction to have been primarily attributable to such Indemnified Party's  (i) gross negligence (as determined in accordance with the laws of the State of Delaware), recklessness or willful misconduct or (ii) bad faith of such Indemnified Party, or due to any act of any broker or agent of the Company or the Master Company; provided, that the selection, engagement or retention of such broker or agent by the Indemnified Party did not constitute gross negligence (as defined by the laws of the State of Delaware), recklessness, willful misconduct or bad faith on the part of the Indemnified Party. The Company shall, (i) in the discretion of the Managing Member, advance to each Indemnified Party, or (ii) promptly reimburse each Indemnified Party for, all expenses (including fees and expenses of counsel) incurred in connection with investigating, preparing, pursuing or defending any proceeding related to, arising out of or in connection with this Agreement or the Company's business or affairs; provided that such Indemnified Party shall promptly repay to the Company the amount of any such advanced or reimbursed expenses paid to it if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such Indemnified Party is not entitled to be indemnified under the terms of this Agreement. If for any reason (other than such Indemnified Party's (i) gross negligence (as determined in accordance with the laws of the State of Delaware), recklessness or willful misconduct or (ii) bad faith of such Indemnified Party) the foregoing indemnification is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

Section 8.7     Expenses.  The Company shall pay all expenses incurred in connection with the operation and establishment of the Company, including fees paid to counsel and any other third parties.  The Company shall reimburse any Member for any such expenses advanced by such Member on behalf of the Company. The Managing Member shall not be compensated for managing the business of the Company.

Section 8.8     Activities of Managing Member; Conflicts of Interest.  The Managing Member, its officers, directors, employees or their respective agents shall not be obligated to do or perform any act or thing in connection with the business of the Company not expressly set forth herein.  Notwithstanding anything to the contrary in this Agreement, the officers, directors, managers and employees of the Managing Member and any person controlling, under common control with or controlled by the Managing Member will be permitted to perform similar duties for any entity and shall not, by reason of such performance be deemed to be acting in conflict with the interests of the Company.

(a)     Nothing herein contained shall be deemed to preclude the Managing Member, its officers, directors, managers, employees or other respective agents from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling or holding securities, options, separate accounts, investment contracts, commodities, futures, currencies, currency units and forward currency or currency unit contracts or any other asset (including, but not limited to, the Portfolio Company Securities) and any interests therein for their own accounts or for the account of any other person, whether as Managing Member, investment adviser or otherwise.  No Member shall, by reason of being a Member of the Company, have any right to participate in any manner in any profits or income earned or derived by or accruing to the Managing Member, or its officers, directors, employees or other respective agents, from the conduct of any businesses, activities or accounts other than as provided herein.

(b)     Notwithstanding the foregoing, the Managing Member shall resolve any conflicts of interest and allocation of investment opportunities among the Company and other accounts it manages in a fair and reasonable manner.  The Managing Member may give advice and take action with respect to other accounts it manages that may differ from advice given or the timing or nature of action taken with respect to the Company, so long as it is the Managing Member's policy, to the extent practicable, to allocate investment opportunities to the Company over a period of time on a fair and equitable basis relative to other accounts.

(c)     The Managing Member may aggregate financial instruments sale and purchase orders for the Company with similar orders being made contemporaneously for other accounts managed by the Managing Member or its affiliates if, in the Managing Member's reasonable judgment, such aggregation is reasonably likely to result in overall economic benefit to the Company, based on an evaluation that the Company is benefited by relatively better purchase or sale prices, lower commissions expenses or beneficial timing of transactions, or a combination of these and other factors.  Contemporaneous transactions may be made at slightly different prices, due to the volume of financial instruments purchased or sold.  In such event, the average price of all financial instruments purchased or sold in such transactions may be determined, and the Company may be charged or credited, as the case may be, the average transaction price.  If Luminus Energy Partners Master Fund, Ltd. ("LEP") sells a substantial portion of its Portfolio Company Securities in any one trade or a series of related trades, then the Managing Member shall, at its election, either (i) notify Common Sense, and if Common Sense determines that it would like to sell down the Portfolio Company Securities as well, the Managing Member shall use its best efforts to effect a substantially pro-rata sell down of such Portfolio Company Securities at the same time as LEP's sale or related series of sales or (ii) use its best efforts to sell down the Portfolio Company Securities on a substantially pro-rata basis, without having to notify Common Sense prior to such sell down; provided, however, and for the avoidance of doubt, notwithstanding the foregoing, in no event shall "best efforts" mean Common Sense shall be entitled to the same or better price in the sale of such Portfolio Company Securities.

Section 8.9     Removal and Replacement of the Managing Member.  The Managing Member may not be removed by the Members, but the Managing Member shall have the authority to appoint additional, replacement, or substitute Managing Members subject to Article IX.  Subject to Article IX, if the Managing Member resigns and does not appoint a replacement Managing Member within 10 days, the Members may appoint a new Managing Member.

ARTICLE IX
TRANSFERS

Section 9.1     Transfers Generally.  No Member may sell, assign, pledge or in any manner dispose of or create or suffer the creation of, a security interest in or any encumbrance on all or a portion of its Interest (the commission of any such act being referred to as a "Transfer", any Person who effects a Transfer being referred to as a "Transferor" and any Person to whom a Transfer is effected being referred to as a "Transferee"), except in accordance with the terms and conditions set forth in this Article IX.  No Transfer of an Interest shall be effective until such time as all requirements of this Article IX in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Managing Member, all of which shall have been confirmed in writing by the Managing Member.  Any Transfer or purported Transfer of an Interest not made in accordance with this Agreement (a "Void Transfer") shall be null and void and of no force or effect whatsoever.  Any amounts otherwise distributable under Article V in respect of an Interest that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld shall be distributed without interest.

Section 9.2     Transfers of Interests of Members.

(a)     No Member may Transfer all or any portion of his or her Interest to any Person without the prior written consent of the Managing Member, which consent may be granted or withheld in the sole discretion of the Managing Member; provided, however, that the total number of Members shall not exceed 99.

(b)     The Transferee of a Member's Interest may be admitted to the Company as a Substituted Member only upon the prior written consent of the other Members, which consent may be granted or withheld in their sole discretion.  No Transferee of the Managing Member shall have any of the rights or powers of the Managing Member hereunder without the consent of the other Members.  Unless a Transferee of a Member's Interest is admitted as a Substituted Member pursuant to this Section 9.2(b), it shall have none of the powers of a Member hereunder and shall only have such rights of an assignee under the Act as are consistent with the other terms and provisions of this Agreement.

(c)     Upon the Transfer of the entire Interest of a Member and effective upon the admission of its Transferee as a Member, the Transferor shall be deemed to have withdrawn from the Company as a Member.

(d)     Upon the death, disability, incompetency, dissolution, termination, withdrawal in contravention of Section 10.1, the assignment for the benefit of creditors or the bankruptcy of a Member (the "Withdrawing Member"), the Company shall have the right to treat such Member's successor(s)-in-interest as assignee(s) of such Member's Interest, with none of the powers of a Member hereunder and with only such rights of an assignee under the Act as are consistent with this Agreement.  For purposes of this Section 9.2(d), if a Withdrawing Member's Interest is held by more than one Person (for purposes of this subparagraph (d)), the "Assignees"), the Assignees shall appoint one Person with full authority to accept notices and distributions with respect to such Interest on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

(e)     The Company shall reflect each Transfer and admission authorized under this Article IX by preparing an amendment to this Agreement, dated as of the date of such Transfer, to reflect such Transfer or admission.

Section 9.3     Consequences of Transfers.

(a)     In the event of any Transfer permitted under this Article IX, the Transferor and the Interest that is the subject of such Transfer shall remain subject to all of the terms and provisions of this Agreement, and the Transferee shall hold such Interest subject to all unperformed obligations of the Transferor and shall agree in writing to the foregoing if requested to do so by the Managing Member.  Any successor or Transferee hereunder shall be subject to and bound by all the terms and provisions of this Agreement as if a Member originally a party to this Agreement.

(b)     Unless a Transferee becomes a Substituted Member, such Transferee shall have no right to obtain or require any information concerning, or any account of, Company transactions, or to inspect the Company's books, or to vote on Company matters.  Such a Transfer shall, subject to the last sentence of Section 9.1, entitle the Transferee only to receive the share of distributions, income and losses to which the transferring Member otherwise would be entitled.  Each Member agrees that such Member will, upon request of the Managing Member, execute such certificates or other documents and perform such other acts as the Managing Member may deem necessary or advisable after a Transfer of all or part of that Member's Interest (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

(c)     Neither the Transfer of an Interest nor the admission of a Substituted Member shall be cause for dissolution of the Company.

Section 9.4     Transferee to Succeed to Transferor's Capital Account.  Any Transferee pursuant to the provisions of this Article IX shall succeed to the Capital Account so Transferred to such Transferee.

Section 9.5     Additional Filings.  Upon acceptance of a Transferee for admission as a Substituted Member under Section 9.2 or Section 9.3, the Managing Member shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement, if necessary) as are required to accomplish such admission.

Section 9.6     Safe Harbor Election in Connection with Certain Transfers.  By executing this Agreement, each Member authorizes and directs the Company to elect to have the "Safe Harbor" (the "Safe Harbor") described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the "IRS Notice") apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the

Company provided, however the Company shall make such election only in the manner such Safe Harbor is set forth in any final Revenue Procedure and only if the final Revenue Procedure does not impose conditions that, in the reasonable discretion of the Managing Member are materially more onerous to the Members (including, for the avoidance of doubt, the Managing Member) than those in the IRS Notice.  For purposes of making such Safe Harbor election, the Managing Member is hereby designated as the "partner who has responsibility for Federal income tax reporting" by the Company and, accordingly, execution of such Safe Harbor election by the Managing Member constitutes execution of a "Safe Harbor Election" in accordance with Section 3.03(1) of the IRS Notice.  The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice (as it becomes finally effective), including, without limitation, the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each Safe Harbor interest issued by the Company in a manner consistent with the requirements of the IRS Notice (as it becomes effective).  A Member's obligations to comply with the requirements of this Section 9.6 shall survive such Member's ceasing to be a Member in the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 9.6, the Company shall be treated as continuing in existence.

ARTICLE X
WITHDRAWAL OF MEMBERS; TERMINATION OF THE COMPANY;
LIQUIDATION AND DISTRIBUTION OF ASSETS

Section 10.1     Withdrawal of Members.  Except as otherwise provided in this Agreement, no Member shall at any time resign, retire or withdraw from the Company as a Member before the earlier of (i) sale of all or substantially all of the Portfolio Company Securities, or (ii) 30 months after the date of this Agreement, in either case, upon 60 days' prior written notice.

Section 10.2     Dissolution of the Company.

(a)     The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)     the withdrawal (only as permitted in this Agreement and other than pursuant to a permitted Transfer), death, disability or bankruptcy of a Member (an "Event of Withdrawal");

(ii)     the determination of the Managing Member, in its sole discretion, at any time;

(iii)     a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to 18-801 of the Act;

(iv)     the occurrence of any other event that would make it unlawful for the business of the Company to be continued; and

(v)     liquidation by the Company of all or substantially all of the Portfolio Company Securities.

(b)     In the event of the dissolution of the Company, the Managing Member or, if an Event of Withdrawal shall have occurred with respect to the Managing Member, a liquidating agent appointed by the remaining Members (the Managing Member or such liquidating agent, the "Liquidator"), shall commence to wind up the affairs of the Company and to liquidate the Company's assets.  The Members shall continue to share all income, losses and distributions of the Company during the period of liquidation in accordance with Articles IV and V.

(c)     Subject to (d), the Liquidator (i) shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, (ii) shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Managing Member would have with respect to the assets and liabilities of the Company during the term of the Company and (iii) is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any assets.

(d)     A Liquidator that is not the Managing Member shall (i) not be deemed a Member in this Company and shall not have any of the economic interests in the Company of a Member and (ii) be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company as reasonably determined by the remaining Members.

Section 10.3     Distribution in Liquidation.

(a)     The Liquidator shall, as soon as practicable following an event giving rise to the dissolution, winding up and termination of the Company, wind up the affairs of the Company and sell and/or distribute the assets of the Company; provided, however, under no circumstances shall any sale of assets and distribution of proceeds pursuant to liquidation take place more than 90 days after an Event of Withdrawal.  The assets of the Company shall be applied in the following order of priority:

(i)     first, to pay the costs and expenses of the dissolution, winding up and termination of the Company;

(ii)     second, to creditors of the Company, in the order of priority provided by law, such payments to include all fees and reimbursements payable to the Members or their affiliates, but not those liabilities to the Members in their capacity as Members (other than liabilities to the Members for any expenses of the Company paid by the Members or their affiliates, to the extent the Members are entitled to reimbursement hereunder);

(iii)     third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that all or part of the balance of such reserves shall be distributed as hereinafter provided from time to time as the Liquidator may deem appropriate in view of the satisfaction, elimination or reduction of such contingencies and obligations and the reserves deemed prudent by the Liquidator to cover unforeseen liabilities;

(iv)     fourth, to the Members for loans, if any, made by them to the Company; and

(v)     fifth, to the Members in accordance with Section 5.1.

(b)     If the Liquidator determines that Company assets other than cash are to be distributed then the Value of such assets shall be determined.  Any such assets shall be retained or distributed by the Liquidator as follows:

(i)     The Liquidator shall retain assets belonging to the Company having a Value (net of associated liabilities) equal to the amount by which the net proceeds of the Company's assets are insufficient to satisfy the requirements of paragraphs (i), (ii) and (iii) of Section 10.3(a); and

(ii)     The remaining assets belonging to the Company shall be distributed to the Members in the manner specified in paragraphs (iv) and (v) of Section 10.3(a) in accordance with the net fair market value of any such assets.

The Liquidator shall distribute to each Member its allocable share of each asset belonging to the Company which is distributed in kind unless all Members otherwise agree.  Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4     Final Statement of Assets and Liabilities.  Within a reasonable time following the completion of the liquidation of the Company's assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and the distributions due or made to each Member from the Company pursuant to Section 10.3.

Section 10.5     No Deficit Restoration Obligation.  No Member shall have any liability to restore any deficit in its Capital Account, whether upon liquidation of the Company or otherwise.  In addition, no allocation to any Member of any loss shall create any asset of or obligation to the Company, even if such allocation creates or increases a deficit in such Member's Capital Account; and no Member shall be obligated to pay the amount of any such deficit to or for the account of the Company or any creditor of the Company.  The obligations of any Member to make Capital Contributions are for the exclusive benefit of the Company and not of any creditor of the Company.

Section 10.6     Termination of the Company.  The Company shall terminate when all property owned by the Company shall have been disposed of and the assets of the Company shall have been distributed as provided in Section 10.6.  The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company.

ARTICLE XI
ADMISSION OF ADDITIONAL MEMBERS

Section 11.1     Admission of Additional Members.  Additional Persons shall be admitted as Members only with the consent of the Managing Member and the existing Members, for such Capital Contribution as the Managing Member and the existing Members may determine.

ARTICLE XII
NOTICES AND VOTING

Section 12.1     Notices.  All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service or facsimile to the address or fax number set forth below such Member's name on the signature page hereto, but any party may designate a different address or facsimile number by a notice similarly given to each Member.  Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; five Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, if faxed on a Business Day and the next Business Day following the day on which receipt is acknowledged if faxed on a day that is not a Business Day.

Section 12.2     Voting.  Any action requiring the affirmative vote of the Members under this Agreement may only, unless otherwise specified herein, be taken by a unanimous vote at a meeting or, in lieu thereof, by unanimous written consent of all Members' Interest.

ARTICLE XIII
AMENDMENT OF AGREEMENT

Section 13.1     Amendments.

(a)     Amendments to this Agreement which do not adversely affect the rights of any Member in any material respect may be made by the Managing Member without the consent of any other Member through use of the Power of Attorney; provided that, unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall (x) without the consent of all Members, change or alter this Section 13.1, or (y) without the consent of each of the Members adversely affected thereby, increase the liability of any Member, decrease any Member's allocable share of income or its rights to distributions (and the timing thereof) or increase any Member's allocable share of losses, in each case other than on a pro rata basis as provided herein or as otherwise provided herein.  The Managing Member shall send to each Member a copy of any amendment executed by the Managing Member pursuant to the Power of Attorney.

(b)     Any amendment to this Agreement, except as otherwise contemplated by Section 13.1(a), shall require a unanimous vote of the Members.

Section 13.2     Amendment of Certificate.  In the event that this Agreement is amended pursuant to this Article XIII, the Managing Member shall, to the extent that the Managing Member deems necessary or advisable, amend the Certificate to reflect such change.

Section 13.3     Power of Attorney.  Each Member hereby irrevocably constitutes and appoints the Managing Member as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf, the following:  (i) an amendment to this Agreement which complies with the provisions of this Agreement; (ii) the Certificate and any amendment thereof required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company; (iii) any application, certificate, certification, report or similar instrument or document required to be submitted by or on behalf of the Company to any governmental or administrative agency or body, to any exchange, board of trade, clearing corporation or association or similar institution or to any self-regulatory organization or trade association; (iv) all such other instruments, documents and certificates which, in the opinion of legal counsel retained by the Managing Member, may from time to time be required by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Company as a limited liability company and (v) a Certificate of Cancellation of the Company and such other instruments, and any amendments thereto, as may be deemed necessary or desirable by the holder of such power upon the termination of the Company.  Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Company without such Member's consent.  If an amendment of the Certificate or this Agreement or any action by or with respect to the Company is taken by the Managing Member in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the special attorneys specified above are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Company.  This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Managing Member and as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Managing Member shall have had notice thereof; (ii) may be exercised for a Member by a facsimile signature of the Managing Member or, after listing all of the Members, including such Member, by a single signature of the Managing Member acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Member of the whole or any portion of his or its Interest in the Company, except that where the assignee thereof has been admitted to the Company as a Substituted Member, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Managing Member to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE XIV
MISCELLANEOUS

Section 14.1     Entire Agreement.  This Agreement (and schedules) constitutes the entire agreement among the Members with respect to the subject matter hereof.  The foregoing supersedes any prior agreements or understandings among the Members with respect to the subject matter hereof, and the foregoing may not be modified or amended in any manner other than as set forth herein or therein.

Section 14.2     Applicable Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

Section 14.3     Effect.  Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Persons indemnified hereunder and their legal representatives, heirs, successors and permitted assigns.

Section 14.4     Survival.  The indemnity provisions hereof shall survive the termination of this Agreement and the dissolution of the Company, as shall the obligation to settle accounts hereunder.

Section 14.5     Pronouns and Number.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in any of the masculine, feminine or neuter shall include the masculine, feminine and neuter.

Section 14.6     Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 14.7     Partial Enforceability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 14.8     Counterparts.  This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages.  All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 14.9     No Third Party Beneficiaries.  The provisions of this Agreement are not intended to be for the benefit of any creditor (other than a Member who is a creditor and then only in its capacity as a Member) or other Person (other than a Member (and only in its capacity as a Member)) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members.  Moreover, notwithstanding anything contained in this Agreement, no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written

VEGA ENERGY GP, LLC

By:	/s/ Paul Segal
	Name:	Paul Segal
	Title:	President

1700 Broadway, 38th Floor New York, NY 10019

COMMON SENSE SPECIAL OPPORTUNITY, LP

By:	Common Sense Investment Management, LLC

Its:	General Partner

By:	/s/ Thomas P. Harbolt
	Name:	Thomas P. Harbolt
	Title:	CFO & General Counsel

15350 SW Sequoia Parkway, Suite 250 Portland, OR 97224

Schedule A
Capital Contributions of Members

Member	Capital Contribution
Vega Energy GP, LLC	$1
Common Sense Special Opportunity, LP	$999